Exhibit 99.1

Expedia Group Reports Third Quarter 2020 Results
SEATTLE, WA – November 4, 2020 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2020.

“Travel demand continued to be significantly impacted by the virus in the third quarter, but the increased travel in the quarter, along with continued progress on our cost initiatives, led to improved financial results. As the last several weeks have demonstrated, the travel industry and the world still face a prolonged and bumpy path to recovery, with increasing COVID-19 cases and uncertainty around vaccine and therapeutic timelines," said Vice Chairman and CEO, Peter Kern. "Despite the challenges of COVID, our teams continue to do great work to accelerate important long-term strategic priorities, including driving efficiency across the company and evolving our tech and data platforms to deliver value-added products and services to our customers and partners. While it will take a more fulsome rebound in travel before we will see the effect of many of these improvements, I am confident that we have made and will continue to make great strides to reshape our business and the industry during this challenging time.”

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q3 2020	Q3 2019	Δ Y/Y
Room night growth	(58)%	11%	NM
Gross bookings	$8,631	$26,927	(68)%
Revenue	1,504	3,558	(58)%
Operating income (loss)	(113)	609	NM
Net income (loss) attributable to Expedia Group common stockholders	(221)	409	NM
Diluted earnings (loss) per share	$(1.56)	$2.71	NM
Adjusted EBITDA(2)	304	912	(67)%
Adjusted net income (loss)(2)	(31)	520	NM
Adjusted EPS(2)	$(0.22)	$3.38	NM
Free cash flow(2)	(995)	(1,152)	(14)%

(1)All comparisons are against comparable period of 2019 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. All amounts shown are in U.S. dollars.

    Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Revenue
	Third Quarter
	2020	2019	Δ%
Retail	$1,246	$2,613	(52)%
B2B	203	731	(72)%
Corporate (Bodybuilding.com)	—	24	NM
Expedia Group (excluding trivago)	$1,449	$3,368	(57)%
trivago	70	279	(75)%
Intercompany eliminations	(15)	(89)	(83)%
Total	$1,504	$3,558	(58)%

For the third quarter of 2020, total gross bookings decreased 68%. Declines across our lodging, air and other travel products all moderated compared to the second quarter, with lodging bookings benefiting from year-over-year growth at Vrbo in the third quarter.
For the third quarter of 2020, total revenue decreased 58%. The year-over-year revenue decline improved in July compared to June and further moderated sequentially in August and September. Expedia Group's Retail segment revenue declined 52% in the quarter and B2B segment revenue declined 72%. The slower decline in Retail segment revenue reflects the benefit from growth at Vrbo, while the B2B segment was impacted by the slower recovery for corporate travel demand.

Product & Services Detail - Third Quarter 2020
As a percentage of total worldwide revenue in the third quarter of 2020, lodging accounted for 82%, advertising and media accounted for 6%, air accounted for 2% and all other revenues accounted for the remaining 10%.
Lodging revenue decreased 52% in the third quarter of 2020 on a 58% decrease in room nights stayed, partly offset by a 14% increase in revenue per room night. Revenue per room night benefited from an increase in the percentage of room nights contributed by Vrbo, which has a higher revenue per room night than the rest of our lodging business, transaction revenue related to Vrbo's transition to merchant of record, and recognition of certain revenue related to stays in prior periods.
Air revenue decreased 87% in the third quarter of 2020 reflecting a 74% decline in tickets sold and a 48% decline in revenue per ticket. The decline in revenue per ticket was primarily related to a shift in product mix.
Advertising and media revenue decreased 70% in the third quarter of 2020 due to declines at trivago and Expedia Group Media Solutions. Other revenue decreased 67% in the third quarter of 2020. The year-over-year decline in Other revenue was negatively impacted by the comparison to revenue in the third quarter of 2019 related to Bodybuilding.com, which was disposed in the second quarter of 2020.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2020	2019	Δ%	2020	2019	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$375	$548	(31)%	24.9%	15.4%	957
Selling and marketing	529	1,646	(68)%	35.2%	46.3%	(1,110)
Technology and content	224	304	(26)%	14.9%	8.5%	634
General and administrative	134	210	(36)%	8.9%	5.9%	301
Total GAAP costs and expenses	$1,262	$2,708	(53)%	83.9%	76.1%	782

Adjusted Expenses - Expedia Group
Cost of revenue*	$372	$545	(32)%	24.7%	15.3%	944
Selling and marketing*	517	1,635	(68)%	34.4%	46.0%	(1,160)
Technology and content*	209	286	(27)%	13.9%	8.0%	588
General and administrative*	117	182	(36)%	7.8%	5.1%	264
Total adjusted costs and expenses	$1,215	$2,648	(54)%	80.8%	74.4%	637

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$369	$541	(32)%	25.5%	16.1%	940
Selling and marketing*	490	1,489	(67)%	33.8%	44.2%	(1,038)
Technology and content*	197	270	(27)%	13.6%	8.0%	557
General and administrative*	111	170	(35)%	7.6%	5.1%	258
Total adjusted costs and expenses excluding trivago	$1,167	$2,470	(53)%	80.5%	73.3%	717
*Adjusted expenses are non-GAAP measures. See pages 11-17 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue
•For the third quarter of 2020, total GAAP and adjusted cost of revenue decreased 31% and 32%, respectively, compared to the third quarter of 2019, primarily due to a decline in merchant fees resulting from lower transaction volumes, decreased customer service and personnel costs, and lower cloud expenses, partly offset by higher payment processing costs related to Vrbo's transition to merchant of record. In the third quarter of 2019, both GAAP and adjusted cost of revenue included costs related to Bodybuilding.com, which was disposed in the second quarter of 2020.
Selling and Marketing
•For the third quarter of 2020, both GAAP and adjusted total selling and marketing expense decreased 68%, compared to the third quarter of 2019, primarily due to a $1.1 billion decrease in direct costs, driven by a significant reduction in marketing spend related to the impact on travel demand from COVID-19. Indirect costs, which represented 36% of total GAAP selling and marketing costs and 34% of total adjusted selling and marketing expense in the third quarter of 2020 compared to 15% for both total GAAP and adjusted selling and marketing costs, in the third quarter of 2019, declined 24% and 26%, respectively, on a GAAP and adjusted basis in the third quarter of 2020 due to lower personnel costs.
Technology and Content
•For the third quarter of 2020, total GAAP and adjusted technology and content expense decreased 26% and 27%, respectively, compared to the third quarter of 2019, primarily reflecting lower personnel and related costs.

General and Administrative
•For the third quarter of 2020, both total GAAP and adjusted general and administrative expense decreased 36%, compared to the prior year, mainly due to a decrease in personnel costs and professional fees.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2020	2019	Δ%
Retail	$429	$876	(51)%
B2B	(52)	149	NM
Unallocated overhead costs	(80)	(125)	(37)%
Expedia Group (excluding trivago)	$297	$900	(67)%
trivago(1)	7	12	(45)%
Total Adjusted EBITDA	$304	$912	(67)%

Net income (loss) attributable to Expedia Group common stockholders(2)	$(221)	$409	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization decreased 3% in the third quarter of 2020. Lower datacenter depreciation and a decrease in amortization, which reflects the completion of amortization related to certain intangible assets as well as the impact of definite-lived intangible impairments in the current year, was partly offset by depreciation for our new headquarters and higher capitalized software and website development depreciation.
Impairment of Goodwill & Intangible Assets
The $41 million intangible asset charge in the third quarter of 2020 primarily related to the impairment of certain indefinite-lived trade names. The $14 million goodwill charge in the third quarter of 2020 related to trivago.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in late February 2020 to simplify our businesses and improve operational efficiencies, as well as the acceleration of further actions to adapt our business to the current environment, we recognized $78 million in restructuring and related reorganization charges in the third quarter of 2020. Restructuring and related reorganization charges were $2 million in the third quarter of 2019.
Interest and Other
Consolidated interest income decreased $14 million in the third quarter of 2020, compared to the third quarter of 2019. Consolidated interest expense increased $73 million in the third quarter of 2020, compared to the third quarter of 2019, due to the issuance of the $1.25 billion senior unsecured notes in September 2019, the $2 billion and $750 million senior unsecured notes in May 2020, the $500 million and $750 million senior unsecured notes in July 2020, as well as balances borrowed under the revolving credit facility.
Consolidated other, net was a loss of $1 million in the third quarter of 2020, compared to a loss of $25 million in the third quarter of 2019. The loss in the third quarter of 2020 was primarily due to mark-to-market losses on minority equity investments, largely offset by foreign exchange gains. The loss in the third quarter of 2019 was primarily due to mark-to-market losses on minority equity investments.

Income Taxes
The GAAP effective tax rate was 11% in the third quarter of 2020, compared to 27% in the third quarter of 2019. The change in the effective tax rate was primarily due to discrete items.

The effective tax rate on pretax adjusted net income was not meaningful in the third quarter of 2020 due to the impact of discrete tax items on smaller adjusted pretax income.

Preferred Stock Dividend
The preferred stock dividend related to the preferred equity issued in May of 2020 was $29 million in the third quarter of 2020.

Balance Sheet, Cash Flows and Capitalization
For the three months ended September 30, 2020, consolidated net cash used in operating activities was $819 million and consolidated free cash flow totaled negative $995 million. Consolidated free cash flow improved $157 million in the third quarter of 2020 compared to the prior year period primarily due to a reduced use of cash for working capital and lower capital expenditures, mostly offset by a decline in adjusted EBITDA. The decline in cash used for working capital primarily reflects the benefit from a decline in prepaid and other assets and lower merchant accounts payable.

Excluding an approximately $670 million working capital impact related to Vrbo's merchant bookings, which largely impacts restricted cash, free cash flow was approximately negative $325 million. Vrbo's merchant bookings had a minimal impact on working capital and free cash flow in the prior year period. The year-over-year improvement in free cash flow excluding the impact of Vrbo's merchant bookings was mainly due to a more modest decline in deferred merchant bookings compared to the third quarter of 2019.

Cash, cash equivalents and short-term investments totaled $4.4 billion at September 30, 2020 compared to $5.5 billion at June 30, 2020. The decline was due to the repayment of $1.25 billion previously drawn from the revolving credit facility, repayment of the $750 million 5.95% senior notes that matured in August 2020, and negative free cash flow, partly offset by proceeds from the issuance of the $500 million 3.60% senior notes and the $750 million 4.625% senior notes. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, decreased to $725 million at September 30, 2020 from $1.3 billion at June 30, 2020 due to partner payments for stayed room nights during the peak travel season. Prepaid expenses and other current assets declined to $685 million at September 30, 2020 compared to $1.0 billion at June 30, 2020 due to a decline in Vrbo prepaid merchant bookings related to the seasonally higher stayed room nights and lower deposits held with credit card acquirers given the decline in cancellation rates. Deferred merchant bookings totaled approximately $3.25 billion at September 30, 2020, which included approximately $770 million in deferred loyalty rewards, compared to $4.6 billion at June 30, 2020, including $790 million in deferred loyalty rewards. The decline in deferred merchant bookings primarily reflects the impact of shorter booking windows and the typical seasonality of our business with higher stayed room nights occurring during the third quarter. Vrbo was the largest driver of the decline in deferred merchant bookings following the significant increase in its new bookings during the second quarter.

As of September 30, 2020, there are no current maturities of long-term debt. In August 2020, we repaid the $750 million 5.95% senior notes that matured. Also in August 2020, Expedia Group repaid $1.25 billion that was previously drawn under the revolving credit facility. In July 2020, Expedia Group issued $500 million of 2023 senior notes that bear interest at 3.60% and issued $750 million of 2027 senior notes that bear interest at 4.625%. Long-term debt, net of applicable discounts and debt issuance costs, totaled $8.2 billion, excluding the $650 million borrowed under the revolving credit facility.

Expedia Group Recent Highlights
•In September 2020, Expedia Group announced the addition of Beverly Anderson to the Board of Directors. Ms. Anderson has served as the President of Global Consumer Solutions at Equifax since December 2019, where she is responsible for the strategy development, growth and profitability of direct and indirect businesses serving consumers with credit, identity and financial education products and services.
•Expedia Partner Solutions announced the release of B2B rates on the Expedia TAAP booking tool. The addition of B2B rates on Expedia TAAP expands on the deal announced last year when Expedia Group became the exclusive global optimized distributor of Marriott's wholesale rates and availability.
•In September 2020, Expedia Group released new versions of the Brand Expedia, Hotwire and Vrbo iOS apps to take advantage of the capabilities available in iOS 14. The new widgets will allow travelers to unlock new ways to view the latest travel deals with Hotwire, and easily access upcoming reservation details booked through Brand Expedia and Vrbo.
•Expedia Group reached a multi-year agreement with Mastercard on the use of payment products that will significantly improve the efficiency, speed and economics of payment transactions.
•As part of the company's effort to strategically invest in its brands, Brand Expedia announced a multi-year partnership to become a principal partner of Liverpool FC. As the official travel companion of Liverpool FC, the Brand Expedia shirt-sleeve patch appears on both the men's and women's playing jersey and Brand Expedia will create campaigns through access to players, matchday visibility and branded content, providing increased brand awareness in the UK and across Europe.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	$1,504	$3,558	$4,279	$9,320
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	375	548	1,393	1,538
Selling and marketing (1)	529	1,646	2,035	4,810
Technology and content (1)	224	304	787	905
General and administrative (1)	134	210	473	599
Depreciation and amortization	220	228	681	684
Impairment of goodwill	14	—	799	—
Impairment of intangible assets	41	—	172	—
Legal reserves, occupancy tax and other	2	11	(11)	25
Restructuring and related reorganization charges	78	2	206	16
Operating income (loss)	(113)	609	(2,256)	743
Other income (expense):
Interest income	3	17	16	45
Interest expense	(113)	(40)	(258)	(120)
Other, net	(1)	(25)	(158)	(13)
Total other expense, net	(111)	(48)	(400)	(88)
Income (loss) before income taxes	(224)	561	(2,656)	655
Provision for income taxes	24	(154)	319	(161)
Net income (loss)	(200)	407	(2,337)	494
Net (income) loss attributable to non-controlling interests	8	2	108	(5)
Net income (loss) attributable to Expedia Group, Inc.	(192)	409	(2,229)	489
Preferred stock dividend	(29)	—	(46)	—
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$(221)	$409	$(2,275)	$489

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(1.56)	$2.77	$(16.13)	$3.30
Diluted	(1.56)	2.71	(16.13)	3.24
Shares used in computing earnings (loss) per share (000's):
Basic	141,306	147,232	141,068	148,052
Diluted	141,306	150,635	141,068	150,912

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$9	$9
Selling and marketing	12	11	37	34
Technology and content	15	18	53	56
General and administrative	17	28	57	76

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,353	$3,315
Restricted cash and cash equivalents	725	779
Short-term investments	23	526
Accounts receivable, net of allowance of $118 and $41	839	2,524
Income taxes receivable	110	70
Prepaid expenses and other current assets	685	521
Total current assets	6,735	7,735
Property and equipment, net	2,303	2,198
Operating lease right-of-use assets	598	611
Long-term investments and other assets	606	796
Deferred income taxes	557	145
Intangible assets, net	1,537	1,804
Goodwill	7,343	8,127
TOTAL ASSETS	$19,679	$21,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$581	$1,921
Accounts payable, other	521	906
Deferred merchant bookings	3,247	5,679
Deferred revenue	177	321
Income taxes payable	34	88
Accrued expenses and other current liabilities	1,076	1,050
Current maturities of long-term debt	—	749
Total current liabilities	5,636	10,714
Long-term debt, excluding current maturities	8,176	4,189
Revolving credit facility	650	—
Deferred income taxes	105	56
Operating lease liabilities	522	532
Other long-term liabilities	456	389
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued and outstanding: 1,200 and 0	1,022	—
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 259,350 and 256,692; Shares outstanding: 135,906 and 137,076
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	13,361	12,978
Treasury stock - Common stock and Class B, at cost; Shares 130,720 and 126,893	(10,092)	(9,673)
Retained earnings (deficit)	(1,398)	879
Accumulated other comprehensive income (loss)	(239)	(217)
Total Expedia Group, Inc. stockholders’ equity	1,632	3,967
Non-redeemable non-controlling interests	1,480	1,569
Total stockholders’ equity	3,112	5,536
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,679	$21,416

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2020	2019
Operating activities:
Net income (loss)	$(2,337)	$494
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment, including internal-use software and website development	559	530
Amortization of intangible assets	122	154
Impairment of goodwill and intangible assets	971	—
Amortization of stock-based compensation	156	175
Deferred income taxes	(368)	(58)
Foreign exchange loss on cash, restricted cash and short-term investments, net	27	40
Realized gain on foreign currency forwards	(89)	(4)
Loss on minority equity investments, net	202	13
Provision for credit losses and other, net	144	(16)
Changes in operating assets and liabilities:
Accounts receivable	1,636	(543)
Prepaid expenses and other assets	(219)	—
Accounts payable, merchant	(1,340)	119
Accounts payable, other, accrued expenses and other liabilities	(272)	207
Tax payable/receivable, net	(62)	(6)
Deferred merchant bookings	(2,437)	1,305
Deferred revenue	(142)	16
Net cash provided by (used in) operating activities	(3,449)	2,426
Investing activities:
Capital expenditures, including internal-use software and website development	(669)	(864)
Purchases of investments	(685)	(1,283)
Sales and maturities of investments	1,161	635
Acquisitions, net of cash and restricted cash acquired	—	80
Other, net	86	3
Net cash used in investing activities	(107)	(1,429)
Financing activities:
Revolving credit facility borrowings	2,672	—
Revolving credit facility repayments	(2,022)	—
Proceeds from issuance of long-term debt, net of issuance costs	3,946	1,235
Net proceeds from issuance of preferred stock and warrants	1,132	—
Payment of Liberty Expedia Exchangeable Debentures	—	(400)
Payment of long-term debt	(750)	—
Purchases of treasury stock	(419)	(352)
Payment of dividends to common stockholders	(48)	(145)
Payment of preferred stock dividends	(17)	—
Proceeds from exercise of equity awards and employee stock purchase plan	105	277
Other, net	(28)	(8)
Net cash provided by financing activities	4,571	607
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(31)	(62)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	984	1,542
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	4,097	2,705
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$5,081	$4,247
Supplemental cash flow information
Cash paid for interest	$217	$156
Income tax payments, net	103	216

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2018	2019				2020			Y/Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by business model
Agency	$12,602	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	(76)%
Merchant	9,355	12,057	12,180	12,342	11,289	8,062	1,350	5,101	(59)%
Total	$21,957	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	(68)%

Revenue by segment
Retail	$1,892	$1,901	$2,333	$2,613	$1,961	$1,582	$463	$1,246	(52)%
B2B	547	556	657	731	635	485	68	203	(72)%
Corporate (Bodybuilding.com)	—	—	—	24	34	39	20	—	NM
Expedia Group (excluding trivago)	$2,439	$2,457	$2,990	$3,368	$2,630	$2,106	$551	$1,449	(57)%
trivago	190	237	251	279	171	154	18	70	(75)%
Intercompany eliminations	(70)	(85)	(88)	(89)	(54)	(51)	(3)	(15)	(83)%
Total	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	(58)%

Revenue by geography
Domestic	$1,426	$1,476	$1,838	$1,982	$1,573	$1,317	$463	$1,033	(48)%
International	1,133	1,133	1,315	1,576	1,174	892	103	471	(70)%
Total	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	(58)%

Revenue by business model
Agency	$825	$842	$1,047	$1,177	$816	$562	$105	$329	(72)%
Merchant	1,429	1,435	1,758	1,980	1,590	1,340	368	1,032	(48)%
Advertising & media and other	305	332	348	401	341	307	93	143	(64)%
Total	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	(58)%

Adjusted EBITDA by segment
Retail	$485	$195	$548	$876	$502	$22	$(203)	$429	(51)%
B2B	82	72	130	149	96	26	(128)	(52)	NM
Unallocated overhead costs	(129)	(115)	(130)	(125)	(149)	(123)	(89)	(80)	(37)%
Expedia Group (excluding trivago)	$438	$152	$548	$900	$449	$(75)	$(420)	$297	(67)%
trivago	33	24	20	12	29	(1)	(16)	7	(45)%
Total	$471	$176	$568	$912	$478	$(76)	$(436)	$304	(67)%

Net income (loss) attributable to Expedia Group common stockholders	$17	$(103)	$183	$409	$76	$(1,301)	(753)	(221)	NM

Worldwide lodging (merchant & agency)
Room nights	82.8	80.8	100.1	116.5	91.6	69.4	19.2	48.8
Room night growth	11%	9%	12%	11%	11%	(14)%	(81)%	(58)%
ADR growth	2%	(1)%	—%	(1)%	—%	2%	1%	8%
Revenue per night growth	(1)%	(2)%	1%	—%	(1)%	6%	15%	14%
Lodging revenue growth	10%	7%	12%	11%	9%	(9)%	(78)%	(52)%

Worldwide air (merchant & agency)
Tickets sold growth	10%	11%	10%	8%	—%	(26)%	(85)%	(74)%
Airfare growth	2%	(1)%	1%	—%	1%	(5)%	(35)%	(36)%
Revenue per ticket growth	7%	(7)%	(7)%	(10)%	(9)%	(41)%	NM	(48)%
Air revenue growth	18%	3%	2%	(3)%	(8)%	(56)%	NM	(87)%

Notes:
•Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, CruiseShipCenters, Classic Vacations and SilverRail Technologies, Inc.
B2B: The B2B segment is comprised of our Expedia Business Services organization including Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites, and Egencia, a full-service travel management company that provides travel services to businesses and their corporate customers.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;

(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

In the third quarter of 2019, we modified the presentation of our adjusted net income reconciliation to provide additional clarity regarding its tax-related components. Our presentation now includes a calculation of "adjusted income before income taxes" and then separately identifies and deducts the GAAP provision for income taxes and the non-GAAP provision for income taxes for adjustments, to arrive at a "total adjusted provision for income taxes." The adjusted income tax rate is the percentage of "adjusted income before income taxes" represented by this "total adjusted provision for income taxes." We believe separately presenting the total adjusted income tax rate allows our investors to better assess the differences between the GAAP and non-GAAP measures and the drivers of our adjusted results.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by GAAP dilutive shares. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations. Beginning with the second quarter of 2020, we prospectively began calculating Adjusted EPS using GAAP dilutive shares determined under the treasury stock method instead of our prior non-GAAP adjusted shares basis. This change does not have a material impact on period over period comparability.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended September 30, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$278	$(82)	$3	$(312)	$(113)
Realized gain (loss) on revenue hedges	15	—	—	—	15
Restructuring and related reorganization charges	—	—	—	78	78
Legal reserves, occupancy tax and other	—	—	—	2	2
Stock-based compensation	—	—	—	47	47
Impairment of goodwill	—	—	—	14	14
Impairment of intangible assets	—	—	—	41	41
Amortization of intangible assets	—	—	—	37	37
Depreciation	136	30	4	13	183
Adjusted EBITDA(1)	$429	$(52)	$7	$(80)	$304

	Three months ended September 30, 2019
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$752	$116	$9	$(268)	$609
Realized gain (loss) on revenue hedges	(4)	6	—	—	2
Restructuring and related reorganization charges	—	—	—	2	2
Legal reserves, occupancy tax and other	—	—	—	11	11
Stock-based compensation	—	—	—	60	60
Amortization of intangible assets	—	—	—	50	50
Depreciation	128	27	3	20	178
Adjusted EBITDA(1)	$876	$149	$12	$(125)	$912
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$(192)	$409	$(2,229)	$489
Net income (loss) attributable to non-controlling interests	(8)	(2)	(108)	5
Provision for income taxes	(24)	154	(319)	161
Total other expense, net	111	48	400	88
Operating income (loss)	(113)	609	(2,256)	743
Gain (loss) on revenue hedges related to revenue recognized	15	2	45	13
Restructuring and related reorganization charges	78	2	206	16
Legal reserves, occupancy tax and other	2	11	(11)	25
Stock-based compensation	47	60	156	175
Depreciation and amortization	220	228	681	684
Impairment of goodwill	14	—	799	—
Impairment of intangible assets	41	—	172	—
Adjusted EBITDA	$304	$912	$(208)	$1,656

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$(192)	$409	$(2,229)	$489
Less: Net (income) loss attributable to non-controlling interests	8	2	108	(5)
Less: Provision for income taxes	24	(154)	319	(161)
Income (loss) before income taxes	(224)	561	(2,656)	655
Amortization of intangible assets	37	50	122	154
Stock-based compensation	47	60	156	175
Legal reserves, occupancy tax and other	2	11	(11)	25
Restructuring and related reorganization charges	78	2	206	16
Impairment of goodwill	14	—	799	—
Impairment of intangible assets	41	—	172	—
Unrealized (gain) loss on revenue hedges	12	(9)	(11)	—
(Gain) loss on minority equity investments, net	7	25	202	13
Loss on sale of business	—	—	1	—
Release of a non-operating liability	—	—	—	(12)
Adjusted income (loss) before income taxes	14	700	(1,020)	1,026

GAAP Provision for income taxes	24	(154)	319	(161)
Provision for income taxes for adjustments	(41)	(23)	(121)	(95)
Total Adjusted provision for income taxes	(17)	(177)	198	(256)
Total Adjusted income tax rate	114.3%	25.2%	19.5%	24.9%

Non-controlling interests	1	(3)	2	(14)
Preferred stock dividend	(29)	—	(46)	—
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(31)	$520	$(866)	$756

GAAP diluted weighted average shares outstanding (000's)	141,306	150,635	141,068	150,912
Additional dilutive securities (000's)	—	3,203	—	3,230
Adjusted weighted average shares outstanding (000's)	141,306	153,838	141,068	154,142

Diluted earnings (loss) per share	$(1.56)	$2.71	$(16.13)	$3.24
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(0.22)	$3.38	$(6.14)	$4.91

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(31)	$520	$(866)	$756
Less: Adjusted net income (loss) attributable to trivago	4	2	(16)	16
Adjusted net income (loss) excluding trivago	$(35)	$518	$(850)	$740

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(0.22)	$3.38	$(6.14)	$4.91
Less: Adjusted earnings (loss) per share attributable to trivago	0.02	0.01	(0.11)	0.10
Adjusted earnings (loss) per share excluding trivago	$(0.24)	$3.37	$(6.02)	$4.80

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In millions)
Net cash provided by (used in) operating activities	$(819)	$(861)	$(3,449)	$2,426

Headquarters capital expenditures	(31)	(98)	(144)	(287)
Non-headquarters capital expenditures	(145)	(193)	(525)	(577)
Less: Total capital expenditures	(176)	(291)	(669)	(864)

Free cash flow	$(995)	$(1,152)	$(4,118)	$1,562

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(In millions)
Cost of revenue	$375	$548	$1,393	$1,538
Less: stock-based compensation	3	3	9	9
Adjusted cost of revenue	$372	$545	$1,384	$1,529
Less: trivago cost of revenue(1)	3	4	11	8
Adjusted cost of revenue excluding trivago	$369	$541	$1,373	$1,521

Selling and marketing expense	$529	$1,646	$2,035	$4,810
Less: stock-based compensation	12	11	37	34
Adjusted selling and marketing expense	$517	$1,635	$1,998	$4,776
Less: trivago selling and marketing expense(1)(2)	27	146	108	359
Adjusted selling and marketing expense excluding trivago	$490	$1,489	$1,890	$4,417

Technology and content expense	$224	$304	$787	$905
Less: stock-based compensation	15	18	53	56
Adjusted technology and content expense	$209	$286	$734	$849
Less: trivago technology and content expense(1)	12	16	41	49
Adjusted technology and content expense excluding trivago	$197	$270	$693	$800

General and administrative expense	$134	$210	$473	$599
Less: stock-based compensation	17	28	57	76
Adjusted general and administrative expense	$117	$182	$416	$523
Less: trivago general and administrative expense(1)	6	12	23	32
Adjusted general and administrative expense excluding trivago	$111	$170	$393	$491
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss third quarter 2020 financial results and certain forward-looking information on Wednesday, November 4, 2020 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, and are described in Exhibit 99.1 to the Form 8-K filed with the SEC on April 23, 2020, and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of September 30, 2020. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo® and VacationRentals.com.
© 2020 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expediagroup.com                    press@expediagroup.com